Exhibit 10.52

SAM YOUNGBLOOD EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 19, 2004 (“the Effective Date”), by and between Detention Contracting Group, Ltd., a Texas limited partnership (the “LP”), and Mr. Sam Youngblood, an individual residing at 115 Tuttle Road, San Antonio, Texas 78212, (the “Executive”) under the following terms and conditions:

RECITALS:

WHEREAS, the Executive and the LP are currently operating under an at-will employment arrangement (“the Former Arrangement”) pursuant to which the Executive was entitled to certain compensation and benefits;

WHEREAS, the execution and delivery of this Agreement, as a new contract to completely supersede the Former Arrangement, is an inducement and a condition to the consummation by William Blair Mezzanine Capital Fund HI, L.P. (the “Investor”), of that certain Loan Agreement, dated as of the Effective Date, by and among the Investor, 1ST Detention Contracting Group, Inc., a Delaware Corporation (“ISI Delaware”) the ultimate parent Corporation of the LP and all the shareholders of ISI Delaware, which provides for the completion of a loan to ISI Delaware and the delivery to the Investor of Warrants for capital stock in ISI Delaware; and

WHEREAS, the LP desires to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to continue in the employ of the LP in such capacity for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the LP and the Executive as follows:

1.     Employment Period. The LP hereby agrees to continue to employ the Executive as its Chief Executive Officer, Vice President, and Secretary, and the Executive, in such capacities, agrees to provide services to the LP for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”). The Employment Period shall automatically renew until the sixth anniversary of the Effective Date, unless the LP or the Executive gives written notice to the contrary to the Executive or the LP, respectively, at least sixty (60) days prior to the fifth anniversary of the Effective Date.

2.     Performance of Duties.

(a)           The Executive agrees that during the Employment Period, while he is employed by the LP, he shall devote his full time, energies and talents exclusively to serving in the capacities of Chief Executive Officer, Vice President and Secretary of the General Partner of the LP in the best interests of the LP, and to perform the duties assigned to him by the Board of Directors of the General Partner of the LP (the `Board”) faithfully, efficiently and in a professional manner.

(b)           Subject to Section 2(c) below, he Executive shall not, without prior written consent from the Board:

(i)    serve as, be a consultant to or employee, officer, manager, agent, or director of, any corporation, partnership or other entity other than the LP (other than civic, charitable, or other public service organizations) if, as determined at the reasonable discretion of the Board, such service, employment, or position would have a material adverse effect upon the ability of the Executive to perform his duties hereunder; or

(ii)   have more than a five percent (5%) ownership interest in any enterprise other than the LP if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

(c)           During and after the Employment Period, the Executive may own all or any part of ISI*MCS, Ltd., a Texas Limited Partnership, as a limited partner, and all or any part of ISI*MCS GP, Inc. or any other General Partner of ISI*MCS, Ltd., and may participate in, manage, oversee and conduct any and all business affairs of ISI*MCS, Ltd. as an officer, director and/or shareholder of ISI*MCS GP, Inc. or any other General Partner of ISI*MCS, Ltd., and none of such activities shall be deemed to violate any duty of trust, confidentiality or non-usurpation of corporate opportunity, nor shall they violate any term of Section 2 of this Agreement or any other term or Restrictive Covenant of this Agreement.

(d)           Notwithstanding anything to the contrary contained herein, any vote or consent of the Board required or permitted hereunder shall exclude any vote by the Executive in his capacity as a member of the Board.

3.     Compensation Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the LP, the Executive shall be compensated by the LP for his services as follows:

(a)           The Executive shall receive, for each consecutive twelve (12) month period beginning on the Effective Date and on each anniversary thereof, a rate of salary tint is not less than $350,000.00 per year, payable in substantially equal monthly or more frequent installments and subject to customary tax withholding. During the Employment Period the Executive’s annual salary rate shall be increased by the Board, on or before each anniversary of the Effective Date, by an amount of at least the amount of change in the Consumer Price Index for the relevant region, during the immediately preceding year, when compared to the same index for the same region for the calendar year two years prior.

(b)           The Executive shall be eligible to receive incentive compensation payments in accordance with the [Bonus Plan] of the LP or any other entity owned or controlled in whole or in part by 1ST Delaware.

(c)           The Executive shall be eligible to participate in all executive benefit plans maintained by the LP or any other entity owned or controlled in whole or in part by ISI Delaware on substantially the same terms and conditions as other senior executives of the LP or any other entity owned or controlled in whole or in part by ISI Delaware.

(d)           The Executive shall be reimbursed by the LP for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement: (i) provided that such expenses constitute business deductions from taxable income for the LP and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; and (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Board. In order that the LP reimburse the Executive for such allowable expenses, the Executive shall furnish to the LP, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the LP may from time to time reasonably request. As used herein the term “Internal Revenue Code” shall mean Internal Revenue Code of 1986, as now or hereafter amended, and the regulations and revenue rulings and procedures issued pursuant thereto from time to time.

(e)           The LP shall pay all membership dues, fees, and assessments (up to $3,000.00 annually) for the membership of the Executive at the Plaza Club of San Antonio, located at 2100 Frost Bank Tower, San Antonio, Texas.

(f)            To the extent provided for the LP’s budget, the LP shall pay the full price for, and purchase, tickets and all passes and related items to: (i) the San Antonio Stock Show and Rodeo; (ii) the San Antonio Spurs; and (iii) the Majestic Theatre after the Effective Date, in the same volume and upon the same basis as the Company historically purchased said tickets, passes, and related items prior to the Effective Date. All said tickets, passes, and related items shall be delivered to the Executive to be utilized and distributed as directed by the Board or the Executive.

(g)           The Company shall pay the Executive an automobile allowance of $900.00 per month, which amount shall include all insurance, maintenance, repairs, and gasoline for such automobile.

4.     Restrictive Covenants. The Executive acknowledges and agrees that:

(a)           the Executive has a major responsibility for the operation, development, and growth of the LP’s business;

(b)           the Executive’s work for the LP has brought him and will continue to bring him into close contact with confidential information of the LP and its customers; and

(c)           the agreements and covenants contained in this Paragraph 4 are essential to protect the business interests of the LP and that the LP will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(i)    Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and indefinitely after the Executive’s employment with the LP terminates for any reason or no reason, all non-public information concerning the LP, ISI Delaware, and their respective subsidiaries and affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the LP or any of its subsidiaries or affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Subparagraph 4(c)(i) shall not apply to information that: (A) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (B) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the LP prior to its disclosure to the Executive; or (C) is disclosed by the Executive in the ordinary course of the LP’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper business purpose solely for the benefit of the LP. The Executive further agrees that he shall not make any statement or disclosure that (1) would be prohibited by applicable Federal or state laws, or

(2) is intended to be detrimental to the LP or any of its subsidiaries or affiliates.

(ii)   Non-Competition.

(A)  The Executive agrees that for the period commencing on the Effective Date and ending on the second anniversary of the date on which the Executive’s employment with the LP is terminated for any reason or no reason (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in North America that is directly or indirectly in competition with the Business of the LP or which is directly or indirectly detrimental to the Business or business plans of the LP or its subsidiaries or affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Subparagraph 4(c)(ii) so long as the Executive is not an officer, director, manager, employee or consultant of such Person. The “Business” of the LP shall mean the actual or intended business of the LP and its subsidiaries and affiliates during the Employment Period and as of the date the Executive leaves the employment of the LP for any reason or no reason. As of the date hereof, the Business of the LP is providing design, engineering, procurement, installation, maintenance and related goods and services to: (x) the detention facilities construction and renovation industry; (y) the industrial/commercial controls and fire and security alarm industry; and (z) the access control and security observation industry, and other related businesses. The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (1) employ or solicit for employment or endeavor in any way to entice away from employment with the LP or its affiliates (a) any current employee of the LP or its affiliates or (b) any Person who was employed by the LP or its affiliates in any preceding 12-month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other Person that has a business relationship with the LP to discontinue, reduce or modify such relationship with the LP; nor

(3) solicit or enter into negotiations with any of the LP’s identified potential acquisition candidates.

(B)   The Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the LP’s Business for the duration of the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits to justify such restriction as an employee of the LP pursuant to this Agreement.

(iii)  Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Subparagraphs 4(c)(i) and 4(c)(ii) (the “Restrictive Covenants”), the LP shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the LP at law or in equity.

(A)  The Executive shall account for and pay over to the LP all compensation, profits, and other benefits which inure to the Executive’s benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

(B)   Notwithstanding the provisions of Subparagraph 4(c)(iii)(A) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the LP shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the LP shall also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from the Executive.

(C)   Notwithstanding any other provisions hereof, Executive irrevocably acknowledges the standing and right of ISI Delaware to enforce the Restrictive Covenants, and Executive intentionally and knowingly waives and relinquishes any and all right to object to any action by ISI

Delaware to enforce the Restrictive Covenants set forth herein.

(iv)  Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(v)   Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the LP are the property of the LP and shall not be used by the Executive in any way adverse to the LP’s interests. The Executive shall not deliver, reproduce, or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the LP any rights that he may have in any such trade secret or proprietary information.

5.     Termination and Compensation Due upon Termination Except as otherwise provided under the executive benefit plans (as in effect on the date hereof) maintained by the LP in which the Executive participates in accordance with Subparagraph 3(c), the Executive’s right to compensation for periods after the date the Executive’s employment with the LP terminates shall be determined in accordance with the following:

(a)           Termination Without Cause. In the event the LP terminates the Executive’s employment under this Agreement without Cause, the LP shall pay the Executive any compensation and benefits the LP owes to the Executive through the effective date of termination. Additionally, the Executive shall:

(i)    receive payment of his salary (as of the date of termination) in accordance with the provisions of Subparagraph 3(a) for twelve (12) months; and

(ii)   receive payment of any incentive compensation payments that otherwise would have been payable to the Executive under Subparagraph 3(b) through the effective date of termination.

(iii)  without further action of the LP, be conclusively deemed to have received an automatic, complete and final release, from any duty or obligation to comply with the Restrictive Covenants in Subparagraph 4(c)(ii) above, immediately after the due date of the final payment of salary pursuant to Subparagraph 5(a)(i); provided, however, the LP may elect to continue such Restrictive Covenants and shall have the right to enforce same upon payment to the Company of additional severance payments including salary prorated over the extension period.

(b)           Voluntary Resignation. The Executive may terminate his employment with the LP, and any other entity owned or controlled in whole or in part by ISI Delaware, for any reason (or no reason at all) at any time by giving the LP ninety (90) days prior written notice of voluntary resignation; provided, however, that the LP may decide that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. The LP shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date on which the Executive’s employment with the LP terminates due to the Executive’s voluntary resignation. The Restrictive Covenants shall continue in effect after such voluntary resignation.

However, for purposes of this Paragraph 5, if the Executive resigns following the occurrence of one of the following events, the Executive shall be deemed to be terminated without Cause in accordance with Subparagraph 5(a) above:

(i)    the Executive’s duties are materially reduced from those described in Paragraph 2 above;

(ii)   the relocation of the Executive’s office outside Bexar County, Texas without the Executive’s consent; or

(iii)  a material breach of any of the provisions of Paragraph3.

(c)           Termination for Cause. The LP shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 or otherwise for periods after the Executive’s employment with the LP is terminated on account of the Executive’s discharge for Cause. For purposes of this Paragraph 5, the Executive shall be considered terminated for “Cause” if he is discharged by the LP on account of the occurrence of one or more of the following events:

(i)    the Executive becomes habitually addicted to drugs or alcohol;

(f)            Termination. A majority of the Board, including the Investor Designee (as defined in the Purchase Agreement), shall vote or consent with respect to any decision to terminate the Executive for any reason or no reason.

6.     Successors. This Agreement shall be binding on, and inure to the benefit of, the LP and its successors and assigns and any Person acquiring, whether by merger, consolidation, purchase of all or substantially all of the LP’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.

7.     Nonalienation.  The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the LP, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except for any benefits hereunder that inure to the Executive’s estate upon his death.

8.     Waiver of Breach The waiver by either the LP or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the LP or the Executive.

9.     Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)           If to the Executive, at the address set forth in the preamble hereto immediately following the Executive’s name.

(b)           If to the LP, to it at:

Detention Contracting Group, Ltd.

Attention: Don Can and the Board of Directors

12903 Delivery Drive

San Antonio, Texas 78297

Tel: 512.495.5245

10.   Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other Person and no Person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

11.   Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, including, but not limited to, the Former Arrangement.

12.   Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas.

13.   WAIVER OF JURY TRIAL.  THE EXECUTIVE AND THE LP EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

14.   Termination.   All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that Subparagraph 4(c)(i) shall survive indefinitely and Subparagraph 4(c)(ii) shall terminate upon the expiration of the Non-Competition Period.

IN WITNESS WHEREOF, the Executive and the LP have executed this Employment Agreement as of the day and year first above written.

“EXECUTIVE”

SAM YOUNGBLOOD

/Sam Youngblood/

“LP”

Detention Contracting Group, Ltd.
By its General Partner
ISI Detention Contracting Group, Inc.
A Texas Corporation

By:	/Don Carr/
Name:	Don Carr
Title:	President